Exhibit 10.18

TRAVELCENTERS OF AMERICA LLC

Summary of Director Compensation

The following is a summary of the currently effective compensation of the directors of TravelCenters of America LLC (the “Company”) for services as directors, which is subject to modification at any time by the Board of Directors.

•                  Each independent director receives an annual fee of $25,000, plus a fee of $500 per day per board or committee meeting. Up to two $500 fees are payable if a board meeting and one or more board committee meetings are held on the same date.

•                  The chairpersons of the audit committee, the compensation committee and the nominating and governance committee, each of whom is an independent director, receive an additional annual fee of $7,500, $2,500 and $2,500, respectively.

•                  Each director is entitled to receive a grant of 1,500 of the Company’s shares of common stock on the date of the first board meeting following the spin off and the date of the annual meeting of the shareholders commencing in 2008 (or, for directors who are first elected or appointed at other times, on the day of the first board meeting attended) valued at the closing price on the date of the grant.

•                  The Company generally reimburses all directors for reasonable out of pocket expenses incurred in attending meetings of the board of directors or board committees on which they serve